In accordance with SEC regulations, Optimize Advisors LLC (“OA”) has adopted a code of ethics to:

•Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws);
•Comply with Rules 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act, as amended (“the 1940 Act”);
•Safeguard material non-public information about client transactions; and
•Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

As an investment advisory firm, OA has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. OA has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

OA holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•Always place the interest of the clients first and never benefit at the expense of advisory clients;
•Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
•Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
•Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
•Proactively promote ethical and honest behavior with OA including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with OA’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

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“Access Person” Every employee of OA is deemed to be an Access Person and certain consultants or other individuals may also be deemed to be Access Persons. Under Rule 204A-1 of the Advisers Act, an Access Person is generally any partner, officer or director of OA and any employee or other supervised person of OA who:
(i)has access to non-public information regarding any Advisory Client’s purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client; or
(ii)is involved in making securities recommendations to Advisory Clients or has access to such recommendations that are non-public.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means OA.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

“Client” means any advisory client relationship of Optimize Advisors including Investment Companies, Mutual Funds, or Private Funds.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the investment adviser or of any company in a control relationship to the investment adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture,

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evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

•Direct obligations of the Government of the United States;
•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end funds other than reportable funds;
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Compliance with Laws and Regulations

Supervised persons of OA must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•To defraud such client in any manner;
•To mislead such client, including making any statement that omits material facts;
•To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
•To engage in any manipulative practice with respect to such client;
•To engage in any manipulative practice with respect to securities, including price manipulation.

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Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

OA strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. OA additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the CCO. This policy applies to all of OA’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Initial Public Offerings (IPOs)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining the prior approval of the CCO.

Limited or Private Offerings

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CCO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Restricted Trading List

As part of the OAs policy to identify and review affiliates, OA will maintain a Restricted Trading List to comply with Rule 12d3-1(c)2 which prohibits a fund from acquiring a security issued by the acquiring company's promoter, principal underwriter, or any affiliated person of such promoter, or principal underwriter. OA and its employees shall not trade any securities on the Restricted Trading List.

The Restricted Trading List will be stored electronically in the same location as the OA Policies and Procedures Manual. It shall also be incorporated into the Personal Securities Reporting and Monitoring process. The OA restricted list shall be reviewed at least annually by the CCO and Fund PMs.

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Blackout Periods

From time to time, representatives of OA may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of OA to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, OA employees will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block or bunch trades.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin, unless approved by the CCO.

Option Transactions

Investment personnel are prohibited from purchasing options, unless approved by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box”, unless pre-cleared by the CCO.

Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel without approval by the CCO.

Conflicts of Interest

OA has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of OA or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for OA honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of

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interest and that are prohibited under this Code of Ethics:

•Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;
•Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Political and Charitable Contributions

Supervised persons that may make political contributions, in cash or services, must report each such contribution to the CCO who will compile and report thereon as required under relevant regulations. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Gifts and Entertainment

Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser without written pre- approval by the CCO. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts, given and received, will be recorded in a log (see Sample 10).

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No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of OA, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Notwithstanding the foregoing, executive officers who are investment professionals within an adviser or sub-adviser to a series of Series Portfolios Trust shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no adviser or sub-adviser to a series of Series Portfolios Trust shall invest the assets of such series in a company where an executive officer of such adviser or sub-adviser who is also an investment professional currently serves as a director or member of an advisory board of such company.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Identifying and Reviewing Affiliates

The 1940 Act contains many rules that govern transactions between parties that are affiliated through common ownership, control or other important relationships. Therefore, it is important to identify all affiliated persons. In order to avoid potential conflicts of interest, OA maintains a list of affiliates that will be reviewed and updated at least annually by the CCO. Employees and Controls Persons of OA are required to advise the CCO of any changes to affiliations in a timely manner. Additionally, OA periodically receives a list of affiliates of the distributor of the Series Portfolios Trust’s Funds for which OA provides advisory services.

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The OA list of Affiliates includes the following details:

a.“Table A” lists all OA affiliated entities and whether they are broker-dealers or other companies that engage in a securities-related business.

b.“Table B” lists all OA officers, directors, employees or control persons that are registered representatives of any broker-dealer.

c.“Table C” lists additional affiliations:
i.any affiliated investment advisers,
ii.any registered investment companies (i.e., mutual funds, closed-end funds,
ETFs) that are advised by OA or an affiliated investment adviser, and
iii.any private investment companies (e.g., hedge funds, other types of private partnerships or limited liability companies) for which OA serves as investment adviser and/or general partner or managing member.

d."Table D” lists if any director, officer or portfolio manager of OA who is a director of any company that has outside investors (regardless of whether the company is private or has gone public).

e.“Table E” lists any affiliates of the Series Portfolios Trust’s Funds for which OA provides advisory services.

Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person or opens a new securities account and annually thereafter, submit a holdings report containing the following information (see Sample 8) using the MyRIACompliance Employee Trade Monitoring tool:
•The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;
•The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;
•The date that the report was submitted by the access person.

The information in the holdings report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting initial and annual holdings reports, provided that the required information is

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contained in those confirmations and statements and that the access person certifies to the completeness of the information being provided as part of their annual firm attestation statement. CCO shall document the review process annually and maintain the records internally for review by OAs compliance consultant.

Transaction Reports

Every access person shall, no later than 30 days after the end of calendar quarter, submit personal securities transaction reports containing the following information (see Sample 9) using the MyRIACompliance Employee Trade Monitoring tool:

•For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
•The nature of the transaction (e.g., purchase, sale);
•The price of the security at which the transaction was effected;
•The name of any broker, dealer or bank with or through the transaction was effected;
•The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements and that the access person certifies to the completeness of the information being provided on a quarterly basis. CCO shall document the review process annually and maintain the records internally for review by OAs compliance consultant.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access persons do not need to submit:

•Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
•A transaction report with respect to transactions effected pursuant to an automatic investment plan;
•A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

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Review of Personal Securities

OA is required by the Advisers Act and applicable state law to review access persons’ initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The process for any transactions that require pre-clearance to be delivered to the CCO prior to trading. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by OA’s compliance consultant.

Access persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Initial Certification

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via an attestation statement (see Sample 1) that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons must annually certify via an attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance (see Sample 1).

Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.
Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

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•Noncompliance with applicable laws, rules, and regulations;
•Fraud or illegal acts involving any aspect of the firm’s business;
•Material misstatements in regulatory filings, internal books and records, clients records or reports;
•Activity that is harmful to clients, including fund shareholders;
•Deviations from required controls and procedures that safeguard clients and the firm; and
•Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that OA maintains the following records in a readily accessible place:

•A copy of each Code of Ethics that has been in effect at any time during the past five years;
•A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;
•Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;
•A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;
•A record of any decision and supporting reasons for approving the acquisition of securities by access or supervised persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
•A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.

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Annual Review

Pursuant to Rule 206(4)- 7 of the Advisers Act of 1940, as amended (“Advisers Act”), all Securities and Exchange Commission (“SEC”) registered investment advisory firms must perform, no less than annually, a review of its compliance program. This includes testing its efficacy to ensure that the internal controls of the organization prevent violations and circumvention of federal securities laws. The Annual Review is a critical component of OAs compliance program and is subject to review by the SEC during an examination. OA shall, no less than annually, review the adequacy of its written policies and procedures to ensure they are effectively designed and are not being circumvented in some way. This is accomplished through periodic testing conducted by the CCO or designee. Upon completion of the review, a written report of the results shall be delivered internally to team. Any areas requiring additional attention will be captured, with recommendations provided as to how to address each area, and when. Some actions may be captured in the Firm’s Compliance Calendar, which is maintained by the CCO and reviewed by the compliance consultant. The compliance consultant will document the annual review using a compliance checklist and formalize any compliance risks in the written annual report.

When providing advisory services to Series Portfolios Trust, the CCO shall report in writing at least annually to the Series Portfolios Trust Board on the state of the OA Compliance Program and attestation of its execution.

Delivery of the report shall be no later than 90 days from OA’s fiscal year end.

Any Code of Ethics or Compliance violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the supervisor or CEO. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•Letter of censure;
•Suspension or termination of employment;
•Removal of Access privileges;
•Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;
•In serious cases, referral to law enforcement or regulatory authorities.

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